Exhibit (d)(6)

PIKE ELECTRIC CORPORATION, P.O. BOX 868, 1OO PIKE WAY, MOUNT AIRY, NC 27030 TELEPHONE: 336 789-2171

January 17, 2013

PRIVILEGED & CONFIDENTIAL

Kevin Brown

Court Square Capital GP III, LLC

55 East 52nd St., Floor 34

New York, NY 10055

Ladies and Gentlemen:

In connection with your evaluating a possible negotiated acquisition of all of the outstanding equity (the “Transaction”) of Pike Electric Corporation (“Pike”), you have requested that Pike furnish you with certain non-public, proprietary information regarding Pike. This confidentiality agreement (“Agreement”) sets forth your obligations regarding the use and disclosure of such information and various related matters by you and your subsidiaries’ and Affiliates’ (defined below) directors, officers, employees, members, general (but not limited) partners, agents, advisors (including, without limitation, financial and legal advisors, consultants and accountants) and, solely to the extent approved in writing in advance by the Special Committee of the Board of Directors of Pike (the “Special Committee”), any commercial bank or other person engaged by you to provide or arrange potential debt financing in connection with a Transaction (a “Potential Debt Source”) (collectively, your “Representatives”). Your Representatives shall exclude your funds’ limited partners and portfolio companies where the managers of such companies do not receive, are not made aware of and do not use the Confidential Information. As used in this Agreement in relation to Pike, the term “Representatives” means Pike’s subsidiaries and Affiliates and its and their respective directors, officers, employees, agents and advisors (including, without limitation, financial and legal advisors, consultants and accountants). You, intending to be legally bound, acknowledge and agree as follows:

1.    Confidential Information. All information (whether written, electronic or oral) furnished to you and your Representatives relating to Pike and its Representatives, whether furnished before or after the date of this Agreement, shall constitute “Confidential Information” for purposes hereof. Confidential Information shall also include (i) all analyses, compilations, forecasts, studies, notes, memoranda or other materials and portions thereof prepared by Pike, you or your Representatives or otherwise on your behalf that contain, reflect or are based upon, in whole or in part, any Confidential Information, including, without limitation, any such materials stored in electronic format and (ii) the fact that discussions are or were taking place concerning a Transaction, including the status thereof. “Confidential Information” shall not include information that (a) is or becomes generally available to the public through no breach of this Agreement by you or your Representatives, (b) was in your possession prior to being furnished to you by Pike, provided that such information is reasonably believed by you not to be the subject of an obligation of confidentiality (whether by agreement, duty or otherwise) to, or for the benefit of, Pike, (c) becomes available to you on a non-confidential basis from a source

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other than Pike or its Representatives, provided that such source is reasonably believed by you not to be subject to an obligation of confidentiality (whether by agreement, duty or otherwise) to, or for the benefit of, Pike or its Representatives or (d) you can demonstrate was independently developed by you without reference to, or incorporation of, or other use of Confidential Information or information from any source that is bound by an obligation of confidentiality (whether by agreement, duty or otherwise) to, or for the benefit of, Pike or its Representatives.

2.    Limitations on Use and Disclosure of Confidential Information. You agree that the Confidential Information shall (i) not be used by you or your Representatives for any purpose other than solely for the purpose of your evaluation of a Transaction, (ii) at all times, except with the specific prior written consent of the Special Committee or as expressly otherwise permitted by the terms hereof, be kept confidential and not be disclosed by you or your Representatives; provided, however, that Confidential Information may be disclosed by you to any of your Representatives who need to know such information for purposes of conducting and participating in your evaluation but only if prior to such disclosure: (i) such Representatives are informed by you of the confidential nature of the Confidential Information and the terms of this Agreement, (ii) such Representative agrees with you to keep the Confidential Information confidential in accordance with the terms hereof and to observe the other terms of this Agreement, and (iii) in the case of a Representative that is a Potential Debt Source that has been approved by the Special Committee, such Representative agrees in a writing to Pike to be bound by the terms of this Agreement to the same extent as if it were a party hereto. You and your Representatives shall not provide any Confidential Information to any potential equity financing source or other co-investor without the Special Committee’s prior written consent. In the event that the Special Committee provides such consent with respect to a potential equity financing source or other co-investor, neither you nor your Representatives shall provide any Confidential Information to such person unless and until such person has executed and delivered to Pike a letter agreement that is substantially identical to this Agreement. You and your Representatives shall not enter into any agreement or arrangement with any potential equity financing source or other co-investor regarding the provision of equity financing or other co-investment, nor shall you or any of your Representatives enter into any discussions with any such person regarding the provision of any equity financing or other co-investment, in each case without the prior written consent of the Special Committee. This Agreement shall apply to your Representatives as if they were direct parties hereto and you shall be responsible for any breach of this Agreement by your Representatives. Neither you nor any of your Representatives shall enter into any exclusivity, “lock-up”, “dry-up” or other agreement or arrangement, whether written or oral, with any Potential Debt Source that does or could reasonably be expected to directly or indirectly limit, restrict, restrain or otherwise impair the ability of such potential financing source to act as a financing source to any other person considering a transaction involving Pike.

In any event, you agree that a disclosure of Confidential Information by your Representatives that would be a breach under this Agreement had you disclosed such Confidential Information will be a breach by you of this Agreement. In addition, neither you nor any of your Representatives shall disclose to any person (i) that Confidential Information has been requested by or furnished or made available to you or your Representatives, (ii) the fact that this Agreement exists or the terms hereof, (iii) that you are or were considering a Transaction,

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(iv) that investigations, discussions or negotiations are or were taking place concerning a Transaction, or (v) any of the terms, conditions or other facts or information with respect to a Transaction, including the status or termination thereof.

3.    Legal Request for Confidential Information. If you or any of your Representatives become legally compelled to disclose any Confidential Information, you shall promptly notify Pike in writing (to the extent permitted by law) prior to such disclosure so that Pike may seek a protective remedy. In the event that Pike is unable to obtain such a protective remedy, you will (i) furnish only that portion of the Confidential Information that you are required to disclose in the advice of your or your applicable Representatives’ outside counsel, (ii) exercise reasonable efforts to assist Pike in obtaining assurances that confidential treatment will be accorded the Confidential Information, and (iii) give advance notice to Pike of the information to be actually disclosed as far in advance as is reasonably possible. Notwithstanding the foregoing, this paragraph shall not apply to requests for information from any regulatory authority in connection with a routine review or audit of a regulatory or self-regulatory authority, bank examiner or auditor that does not specifically reference Pike or the Transaction.

4.    Ownership and Return of Confidential Information. All Confidential Information shall be and remain the property of Pike, and no right or license is granted to you with respect to any Confidential Information. Upon Pike’s written request, you will either, at your option, (a) promptly destroy all copies of the Confidential Information (including all notes relating thereto) in your possession or (b) promptly deliver to Pike at your own expense all remaining copies of the Confidential Information (including all notes relating thereto) in your possession; provided, that you and your Representatives shall not be required to delete or return any system back-up media such as copies of any computer records or files containing Confidential Information which have been created pursuant to automatic archiving or back-up procedures on secured central storage servers and which cannot be deleted or returned. Notwithstanding the destruction or delivery to Pike (and any retention permitted by the terms of this Agreement) of the Confidential Information, you and your Representatives will continue to be bound by the obligations hereunder for the term hereof. If you choose to destroy Confidential Information, then you agree to promptly provide a written certification of such destruction to us upon our request.

5.    No Representations; No Further Obligations. Neither Pike nor any of its Representatives makes any representations or warranties, express or implied, with respect to the accuracy or completeness of the Confidential Information, including, without limitation, any forecasts, projections or other forward-looking information included therein. You understand and agree that the Confidential Information is being provided without any representation or warranty, expressed or implied, as to its accuracy or completeness and you agree that Pike shall have no liability to you or your Representatives relating to or resulting from the use of the Confidential Information. You and your Representatives are not entitled to rely on any Confidential Information and only such express representations and warranties regarding Confidential Information as may be made to you in a definitive written agreement relating to a Transaction, if any, shall have any legal effect, subject to the terms and conditions of such agreement.

January 17, 2013

6.    Standstill. You acknowledge that you are aware, and agree to advise your Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. You further agree that neither you nor any of your Affiliates (defined below) nor any other person acting at your or your Affiliates’ direct or indirect instruction will, directly or indirectly, alone, jointly, or in concert with any other person, for a period of twelve (12) months after the date of this Agreement, without the prior written consent of the Special Committee or, if the Special Committee ceases to exist, Pike’s board of directors:

(i)    acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any: (x) of the issued and outstanding capital stock, equity securities, debt securities or indebtedness of Pike or any of its subsidiaries (“Securities”) or of any person in control of Pike, or (y) direct or indirect rights, options or derivative interests with respect to any Securities or any of the issued and outstanding capital stock, equity securities, debt securities or indebtedness of any person in control of Pike, or (z) assets or property of Pike or its subsidiaries;

(ii)    (A) make any statement or proposal, whether written or oral, to Pike’s board of directors, to the Special Committee or to any Pike director or officer, or make any public announcement or proposal whatsoever with respect to, or publicly support, a merger or other business combination, tender or exchange offer, sale or transfer of assets or properties, recapitalization, reorganization, dividend, share repurchase, liquidation or other extraordinary corporate transaction with Pike or its subsidiaries or any other transaction which could result in a change of control of Pike or (B) solicit or encourage any other person to make any such statement or proposal;

(iii)    make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are defined in Rule 14a-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to vote or deliver a written consent with respect to any Securities, seek to advise, encourage or influence any person or entity with respect to the voting of any Securities or the delivery of a written consent with respect to any Securities, initiate or propose any stockholder proposal or induce or attempt to induce any other person to initiate any stockholder proposal, or execute any written consent, provided that this clause (iii) shall not prohibit the execution and delivery by you or any of your Representatives of a revocable proxy or consent in response to a public proxy contest or consent solicitation made generally to all holders of Securities pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act;

(iv)    otherwise act, alone or in concert with others, to seek or propose to control or influence the management, board of directors or policies or affairs of Pike or any of its subsidiaries;

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(v)    form, join or in any way participate in any “group” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) with respect to any Securities or otherwise in connection with any of the foregoing;

(vi)    submit a proposal (including any precatory proposal) to be considered by the stockholders of Pike, or take any action to nominate any person for membership on the board of directors of Pike, or take any action to remove any director from the board of directors of Pike or to change the size or composition of the board of directors of Pike;

(vii)    take any action that could reasonably be expected to require Pike to make a public announcement regarding the possibility of a Transaction with you or any of your Affiliates or any of the other events described in this Section;

(viii)    take any action challenging the validity or enforceability of this Section;

(ix)    advise, assist, encourage, instruct or direct any other person to do any of the foregoing;

(x)    make a public request to Pike or its stockholders to take any action in respect of the foregoing matters or request that Pike amend or waive any provision of this Section 6; or

(xi)    publicly disclose any intention, plan or arrangement inconsistent with the foregoing.

Notwithstanding the foregoing, you shall be permitted to take any action expressly permitted pursuant to any definitive written agreement with Pike. As used in this Agreement, “Affiliates” means any other person or entity that directly or indirectly controls, is controlled by, or is under common control with, you or Pike (as applicable), where “control” means (A) the possession, directly or indirectly, of the power to vote 50% or more of the voting equity interests of an entity, (B) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person or entity or (C) being a director, officer, executor, trustee or fiduciary (or their equivalents) thereof. For clarification, your Affiliates do not include your funds’ limited partners or portfolio companies where the managers of such companies do not receive, are not made aware of and do not use the Confidential Information.

7.    Non-Solicitation. For a period of 18 months from the date hereof, you shall not, nor shall you permit any of your Representatives to, directly or indirectly, (a) engage in any discussion regarding Pike or any of its Affiliates with any supplier, vendor, or customer, other than in the ordinary course of your or your applicable Representative’s business consistent with past practice, or (b) solicit for employment or hire any officer or employee at the level of vice president or above of Pike or any of its subsidiaries or Affiliates, provided, that this clause (b) shall not preclude you or any of your Representatives from hiring any such officer or employee who (i) has had his or her employment terminated by Pike or any of its subsidiaries or Affiliates prior to commencement of employment discussions between you or your applicable Representative and such officer or employee or (ii) responds to any general solicitation

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performed by you or your applicable Representative that is not targeted at Pike or any of its subsidiaries or Affiliates.

8.    Contacts and Communications. Lazard Frères & Co. LLC (“Lazard”) shall have exclusive responsibility for arranging appropriate contacts for due diligence and other purposes. Unless otherwise expressly agreed to in writing by the Special Committee, all communications regarding a Transaction, requests for information concerning Pike or its subsidiaries or Affiliates or a Transaction, notices under this Agreement and questions regarding procedures in connection with a Transaction shall be submitted or directed exclusively to the representatives of Lazard specifically identified to you by Lazard as contacts with respect to a Transaction. Under no circumstances shall you or any of your Representatives directly communicate with any director, officer or other employee of Pike or any of its subsidiaries or Affiliates regarding any Confidential Information or a Transaction or any other matter in connection therewith (other than during any management presentation, site visit or other meeting or conference call pre-arranged through Lazard).

9.    No Contract or Agreement. Each party agrees that no contract or agreement providing for a Transaction shall exist, directly or indirectly, unless and until a definitive written agreement with respect to a Transaction has been executed and delivered by both Pike and you or one of your Affiliates. Each party also agrees that unless and until a definitive written agreement with respect to a Transaction has been executed and delivered by Pike and you or one of your Affiliates, neither you nor Pike, nor any subsidiary or Affiliate of Pike, shall be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this Agreement (except for the matters specifically provided herein) or otherwise or by virtue of any written or oral communications with respect to a Transaction by any of Pike’s or your Representatives. You agree that neither Pike nor any of its Representatives shall be under any obligation to provide you with any Confidential Information or to supplement or update any Confidential Information previously provided. Nothing contained in this Agreement nor the furnishing of any Confidential Information hereunder shall be construed as granting or conferring any rights by license or otherwise in any intellectual property. You further agree that Pike possesses the right to, and may, in its sole and absolute discretion and for any or no reason at all, reject any and all proposals made by you or your Representatives with respect to a Transaction, terminate discussions and negotiations with you at any time, and conduct any process for a Transaction as it may determine (including, without limitation, negotiating with any other potentially interested person and entering into a definitive agreement with any other person without any prior notice to you or any of your Representatives).

10.    Remedies; No Waiver; Indemnity. You agree that Pike and its Affiliates and its and their subsidiaries would be irreparably harmed by a breach of this Agreement by you or your Representatives and monetary damages would not be a sufficient remedy for any actual or threatened breach of this Agreement by you, and that Pike shall be entitled to seek specific performance and/or injunctive relief as a remedy for any such breach and that neither you nor your Representatives shall oppose the granting of such relief on the basis of an adequate remedy at law. Such remedy shall not be deemed to be the exclusive remedy for any such breach of this Agreement but shall be in addition to all other remedies available. You and your Representatives

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hereby waive any requirement for the posting of any bond or other security in connection with any such remedy. You further agree that no failure or delay by Pike, its directors, officers, employees, or agents in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

11.    Applicable Law; Successors and Assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to the principles of conflicts of laws) and shall be binding upon and inure to the benefit of the undersigned parties, and their respective successors and assigns. Each party irrevocably submits, on behalf of itself and its Representatives, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”), or, solely to the extent the Chancery Court does not have subject matter jurisdiction, the exclusive jurisdiction of the other state or federal court located in the State of Delaware (such courts together with the Chancery Court, the “Chosen Courts”), for the purposes of any suit, action or other proceeding arising out of this Agreement or a Transaction. Each party irrevocably and unconditionally waives, on behalf of itself and its Representatives, and agrees not to plead or claim, any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or a Transaction in the Chosen Courts or that any such action, suit or proceeding brought in any such Chosen Court has been brought in an inconvenient forum. Each party irrevocably agrees, on behalf of itself and its Representatives, that service of any process, summons, notice or document by U.S. registered mail to the address set forth in the heading of this Agreement shall be effective service of process for any action, suit or proceeding brought against such party or any of its Representatives.

12.    Entire Agreement; Counterparts; Modification; Invalid Provisions. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes any prior agreement between the parties regarding the subject matter hereof, and no modification of this Agreement or waiver of the terms and conditions hereof shall be binding upon either party, unless approved in writing by each party. This Agreement may be executed in one or more counterparts, including by facsimile or other electronic transmission, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument. Any assignment of this Agreement by either party without the prior written consent of the other shall be void. This Agreement may be subject to amendments, which must be in writing and signed by both parties. If any provision contained in this Agreement or the application thereof to you, Pike, or any other person or circumstance shall be invalid, illegal or unenforceable in any respect under any applicable law as determined by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained in this Agreement, or the application of such provision to such persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. In the case of any such determination of invalidity, illegality or unenforceability, the parties hereto shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

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If you agree with the foregoing, please sign and return one copy of this Agreement, which will constitute our complete agreement with respect to the subject matter of this Agreement as of the date first written above.

Very truly yours, PIKE ELECTRIC CORPORATION

/s/ J. Eric Pike

J. Eric Pike Chairman & CEO

Acknowledged and Agreed to this 17th day of January, 2013:

COURT SQUARE CAPITAL GP III, LLC

By:	/s/ Kevin Brown
Name:	Kevin Brown
Title:	Partner